UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/26/2006

ROCKWELL COLLINS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16445

DE	522314475
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

400 Collins Road NE, Cedar Rapids, IA 52498
(Address of principal executive offices, including zip code)

319-295-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 29, 2006, we announced an accelerated share repurchase agreement dated September 26, 2006 (the "Agreement") with Bank of America, N.A. ("BoA"), whereby we repurchased 4.7 million shares, or approximately 2.7 percent, of our outstanding common stock. The shares were purchased through BoA under the Agreement at a purchase price of $54.63 per share (the closing price on September 28, 2006), for a total cost of approximately $257 million.

Pursuant to the Agreement, we will receive or pay a price adjustment from or to BoA based on the volume weighted average price of our shares during a period of up to three months.

A copy of the Agreement is attached to this report as Exhibit 10.1. The descriptions contained herein of the transactions contemplated by the Agreement are not complete and are qualified in their entirety by reference to the Agreement which is incorporated herein by reference.

From time to time, Company and BoA (or its affiliates) have engaged, and may in the future engage, in other transactions, including arrangements under which BoA affiliates participate in interest rate swap or hedging arrangements with us, serve as agent or placement agent for or purchaser of commercial paper issued by us, or assist in executing share repurchases for us. BoA participated in our $850,000,000 five-year unsecured revolving credit agreement, and their affiliates also participated in our 2003 issuance of $200,000,000 in ten year, unsecured notes. In addition, BoA affiliates have provided advisory services to the Company in connection with merger and acquisition situations.

Item 7.01.    Regulation FD Disclosure

Registrant's press release dated September 29, 2006, regarding our entry into this accelerated share repurchase and our increase in earnings per share guidance is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The press release furnished as Exhibit 99.1 contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry and the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; reliability of and customer satisfaction with our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain program restructuring, customer procurements, and congressional approvals; risk of contract price reductions and payment withholds related to noncompliance with U. S. Defense Department specialty metal requirements; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

10.1        Purchase Agreement dated September 26, 2006, between Rockwell Collins, Inc. and Bank of America, N.A.

99.1        Press release of Registrant dated September 29, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL COLLINS, INC.

Date: September 29, 2006	By:	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of Registrant dated September 29, 2006.
EX-10.1	Purchase Agreement dated September 26, 2006, between Rockwell Collins, Inc. and Bank of America, N.A.